Exhibit 99.1

The Vita Coco Company Reports Second Quarter 2025 Financial Results

Net Sales Increased 17% to $169 million driven by Vita Coco Coconut Water growth of 25%
Net Income Increased $4 million to $23 million and Non-GAAP Adjusted EBITDA1 Decreased $3 million to $29 million

Company Raises Full Year Net Sales Guidance

NEW YORK, NY – July 30, 2025 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the second quarter ended June 30, 2025.

Second Quarter and Year-to-Date 2025 Highlights Compared to Prior Year Period

•Net sales increased 17% in the second quarter and year-to-date to $169 million and $300 million, respectively.
•Vita Coco Coconut Water net sales grew 25% in the second quarter and year-to-date.
•Gross profit was $61 million in the second quarter, an increase of $3 million, and $109 million year-to-date, an increase of $3 million.
•Gross margin was 36% of net sales in the second quarter compared to 41%, and 36% of net sales year-to-date compared to 41% of net sales.
•Net income was $23 million in the second quarter compared to $19 million, and $42 million year-to-date compared to $33 million.
•Net income per diluted share was $0.38 in the second quarter compared to $0.32, and $0.70 per diluted share year-to-date compared to $0.57.
•Non-GAAP Adjusted EBITDA1 was $29.2 million in the second quarter compared to $32.2 million. Non-GAAP Adjusted EBITDA1 was $51.7 million year-to-date, compared to $53.5 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "I am very proud of our team and our solid second quarter performance. The coconut water category continues to be one of the fastest growing categories in the beverage aisle, with Vita Coco Coconut Water maintaining strong retail sales growth rates in the United States and our core international markets. For the quarter, Vita Coco Coconut Water net sales grew 25% globally with Americas growing 22% and International growing 43%. We believe this growth is being fueled by our investment as the category leader in these focus markets, driving increased household adoption and new consumption occasions. Together with the benefits of a stronger inventory position compared to last year, I believe we are well positioned for continued growth and I am excited for the balance of 2025 and beyond."

Martin Roper, the Company’s Chief Executive Officer, said, “Our exceptionally strong shipment performance in the second quarter benefited from very strong demand for Vita Coco Coconut Water, and great execution from our teams, despite economic uncertainty. Our increased full year net sales expectations are based on delivering high teens Vita Coco Coconut Water growth, and the national roll out of Vita Coco Treats in the U.S., which started late first quarter, partially offset by a decrease in private label sales. Our branded inventory position is healthy and should support an active level of promotional activity in the balance of the year."

Second Quarter 2025 Consolidated Results
Net sales increased $25 million, or 17%, to $169 million for the second quarter ended June 30, 2025, compared to $144 million in the prior year period. The increase in net sales was driven by strong growth in Vita Coco Coconut Water case equivalent ("CE") volumes and growth in the Other category driven by the U.S. rollout of Vita Coco Treats, partially offset by reduced private label sales.

Gross profit increased to $61 million, from $59 million in the prior year period. The increase was driven by higher CE volume partially offset by the decreased gross margin. Gross margin was 36% compared to 41% in the prior year period. The decrease in gross margin resulted from higher year-on-year ocean freight rates, finished goods product costs, and import tariffs, partially offset by branded coconut water pricing and favorable product mix.

Selling, general and administrative expenses were $36 million, compared to $29 million in the prior year period. The increase was largely due to increased marketing investment, personnel-related expenses, increased reserves for bad debt and increased rent.

Net income was $23 million, or $0.38 per diluted share, compared to net income of $19 million, or $0.32 per diluted share, in the prior year period. Net income benefited from increased gross profit, gains on mark to market adjustments on derivative instruments and a decrease in the effective tax rate, partially offset by higher year on year SG&A spending.

Non-GAAP Adjusted EBITDA1 was $29.2 million, compared to $32.2 million in the prior year period primarily due to higher SG&A spending partially offset by the increased gross profit.

Balance Sheet

As of June 30, 2025, the Company's financial position remained strong with no debt and cash and cash equivalents of $167 million, up slightly from $165 million to start the year. Our inventory levels remained healthy at $84 million, similar to December 31, 2024 levels. Accounts receivable increased to $103 million from $63 million as of December 31, 2024 primarily due to increased net sales.

On October 30, 2023, the Company's Board of Directors (the "Board") approved a share repurchase program (the "Repurchase Program") authorizing the Company to repurchase up to $40 million of the Company's common stock. On April 28, 2025, the Board approved an additional $25.0 million for the Repurchase Program, increasing the authorized limit to $65.0 million. During the six months ended June 30, 2025 the Company repurchased shares of its common stock for a total of $10.1 million year-to-date. As of June 30, 2025, the Company had approximately $42.1 million remaining on the authorized limit of the Repurchase Program.

Fiscal Year 2025 Full Year Outlook
The Company is updating its full year 2025 guidance, which includes the expected impact of the current applicable tariff rates and the Company's anticipated mitigation actions. However, it does not include the potential impact of additional tariffs beyond the 10% baseline level, that have been announced but not yet been implemented.
•Net sales expected to be between $565 million and $580 million, with projected Vita Coco Coconut Water growth of high teens and the planned benefit of Vita Coco Treats rollout, and branded price increases, partially offset by increased promotional activity and softness in private label.
•Gross margin expected to be approximately 36% with expected higher average transportation costs and increased finished goods costs versus 2024, and the impact of 10% baseline tariffs, partially offset by planned net pricing increases and a higher mix of branded volumes versus private label.
•SG&A expenses expected to increase low to mid-single digits versus 2024.
•Adjusted EBITDA1 expected to be in the range of $86 million to $92 million.
Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, associated potential competitive pricing actions and our own price elasticity, could affect this outlook and our future results.

Footnotes:
(1)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(2)GAAP Net income 2025 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BI6ec40f97c35244e0853e02a01e5fd997 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company
The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, sustainably packaged water Ever & Ever, and protein-infused water PWR LIFT. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes, nutrients, and vitamins, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out, and more.
Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$167,042	$164,669
Accounts receivable, net of allowance of $2,783 at June 30, 2025, and $2,255 at December 31, 2024	102,551	63,450
Inventory	84,110	83,600
Supplier advances, current	1,154	954
Derivative assets	1,174	1,382
Prepaid expenses and other current assets	30,713	27,236
Total current assets	386,744	341,291
Property and equipment, net	3,461	2,351
Goodwill	7,791	7,791
Supplier advances, long-term	2,130	2,254
Deferred tax assets, net	6,098	6,100
Right-of-use assets, net	12,222	385
Other assets	2,631	2,209
Total assets	$421,077	$362,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,834	$30,758
Accrued expenses	81,399	65,603
Notes payable, current	8	10
Derivative liabilities	2,802	6,895
Total current liabilities	110,043	103,266
Notes payable, long-term	—	3
Operating lease liability, long-term	13,996	—
Other long-term liabilities	99	295
Total liabilities	$124,138	$103,564
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 63,877,128 and 63,702,387 shares issued at June 30, 2025 and December 31, 2024, respectively; 56,802,981 and 56,961,941 Shares Outstanding at June 30, 2025 and December 31, 2024, respectively.	639	637
Additional paid-in capital	178,774	174,077
Retained earnings	198,484	156,694
Accumulated other comprehensive loss	826	(860)
Treasury stock, 7,074,147 shares at cost as of June 30, 2025, and 6,740,446 shares at cost as of December 31, 2024.	(81,784)	(71,731)
Total stockholders’ equity	296,939	258,817
Total liabilities and stockholders’ equity	$421,077	$362,381

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$168,759	$144,116	$299,680	$255,814
Cost of goods sold	107,494	85,379	190,330	149,900
Gross profit	61,265	58,737	109,350	105,914
Operating expenses
Selling, general and administrative	36,143	28,756	64,935	56,974
Income from operations	25,122	29,981	44,415	48,940
Other income (expense)
Unrealized gain/(loss) on derivative instruments	1,067	(5,963)	3,884	(8,488)
Foreign currency gain/(loss)	482	(136)	1,062	(78)
Interest income	1,500	1,627	3,018	3,150
Other income	—	—	155	—
Total other income (expense)	3,049	(4,472)	8,119	(5,416)
Income before income taxes	28,171	25,509	52,534	43,524
Income tax expense	5,263	6,416	10,744	10,193
Net income	$22,908	$19,093	$41,790	$33,331
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.40	$0.34	$0.73	$0.59
Diluted	$0.38	$0.32	$0.70	$0.57
Weighted-average number of common shares outstanding
Basic	56,795,499	56,705,220	56,894,274	56,647,393
Diluted	59,643,348	59,235,211	59,809,039	58,990,921

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income	$41,790	$33,331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	408	344
Amortization of debt issuance cost	6	—
(Gain)/loss on disposal of equipment	—	13
Bad debt expense	608	(204)
Unrealized (gain)/loss on derivative instruments	(3,884)	8,488
Stock-based compensation	5,148	4,508
Noncash lease expense	747	508
Changes in operating assets and liabilities:
Accounts receivable	(37,758)	(28,761)
Inventory	127	5,254
Prepaid expenses, net supplier advances, and other assets	(1,454)	(204)
Accounts payable, accrued expenses, and other long-term liabilities	6,272	3,375
Net cash provided by operating activities	12,010	26,652

Cash flows from investing activities:
Cash paid for property and equipment	(1,508)	(414)
Net cash used in investing activities	(1,508)	(414)

Cash flows from financing activities:
Proceeds from exercise of stock options/warrants	977	681
Cash paid on notes payable	(5)	(8)
Cash paid to acquire treasury stock	(10,053)	(9,235)
Net cash used in financing activities	(9,081)	(8,562)
Effects of exchange rate changes on cash and cash equivalents	961	(106)
Net increase in cash and cash equivalents	2,382	17,570
Cash and cash equivalents at beginning of the period (1)	165,933	132,867
Cash and cash equivalents at end of the period (1)	$168,315	150,437

1 Includes $1,273 and $334 of restricted cash as of June 30, 2025 and 2024, respectively, reported in other current assets on the condensed consolidated balance sheet.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net income	22,908	19,093	$41,790	$33,331
Depreciation and amortization	206	182	408	344
Interest income	(1,500)	(1,627)	(3,018)	(3,150)
Income tax expense	5,263	6,416	10,744	10,193
EBITDA	$26,877	$24,064	$49,924	$40,718
Stock-based compensation (a)	2,962	2,399	5,148	4,508
Unrealized (gain)/loss on derivative instruments (b)	(1,067)	5,963	(3,884)	8,488
Foreign currency (gain)/loss (b)	(482)	136	(1,062)	78
Secondary Offering Costs (c)	—	(324)	—	(324)
Other adjustments (d)	952	—	1,621	—
Adjusted EBITDA	$29,242	$32,238	$51,747	$53,468
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)The amounts for the three and six months ended June 30, 2024 relate to an expense waiver of certain costs incurred during the November 9, 2023 block trade. The Company did not receive any proceeds from the sale of the shares. For additional information regarding the expense waiver for the three and six months ended June 30, 2024, see Note 15, Related Party Transactions, in our condensed consolidated financial statements included in this Quarterly Report on Form 10-Q.
(d)The three months ended June 30, 2025 includes $0.6 million related to a one-time 2023 incentive program that is measured based on full-year 2025 performance structured differently from our other ongoing employee incentive programs, and $0.4 million of rent expense related to our new New York City office that overlap with our current New York City office rent charges. The six months ended June 30, 2025 includes $1.2 million related to a one-time 2023 incentive program that is measured based on full-year 2025 performance structured differently from our other ongoing employee incentive programs, and $0.7 million of rent expense related to our New York City office that overlap with our current New York City office rent charges. These amounts were offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the 2024 Form 10-K for further details) and a gain of $0.2 million from a sale of intellectual property.

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Americas segment
Vita Coco Coconut Water	$120,450	$98,494	$206,568	$168,016
Private Label	14,685	23,135	35,882	47,408
Other	6,826	2,873	12,111	5,169
Subtotal	$141,961	$124,502	$254,561	$220,593
International segment
Vita Coco Coconut Water	$19,882	$13,952	$33,059	$23,617
Private Label	6,222	4,816	10,981	9,968
Other	694	846	1,079	1,636
Subtotal	$26,798	$19,614	$45,119	$35,221
Total net sales	$168,759	$144,116	$299,680	$255,814

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Cost of goods sold
Americas segment	$90,915	$72,295	$161,203	$127,514
International segment	16,579	13,084	29,127	22,386
Total cost of goods sold	$107,494	$85,379	$190,330	$149,900
Gross profit
Americas segment	$51,046	$52,208	$93,358	$93,080
International segment	10,219	6,529	15,992	12,834
Total gross profit	$61,265	$58,737	$109,350	$105,914
Gross margin
Americas segment	36.0%	41.9%	36.7%	42.2%
International segment	38.1%	33.3%	35.4%	36.4%
Consolidated	36.3%	40.8%	36.5%	41.4%

	VOLUME (CE)
	Percentage Change - Three Months Ended June 30, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	20.6%	22.9%	20.9%
Private Label	(34.0)%	26.5%	(21.7)%
Other	212.7%	54.2%	202.2%
Subtotal	12.2%	24.1%	14.1%

	Percentage Change - Six Months Ended June 30, 2025 vs. 2024
	Americas segment	International segment	Total
Vita Coco Coconut Water	21.7%	27.7%	22.7%
Private Label	(18.5)%	20.3%	(10.8)%
Other	202.0%	27.0%	189.3%
Subtotal	15.2%	25.4%	16.9%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil.
*International Other excludes minor volume that is treated as zero CE